Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact	Media Contact

Warren Edwards Executive Vice President/ Chief Financial Officer ACS, Inc. 214-841-8082 warren.edwards@acs-inc.com	Lesley Pool Senior Vice President/ Chief Marketing Officer ACS, Inc. 214-841-8028 lesley.pool@acs-inc.com

ACS Wins U.S. Department of Education Common Services for
Borrowers Student Loan Contract

DALLAS, TEXAS: November 20, 2003 — ACS (NYSE: ACS), a premier provider of business process and information technology outsourcing solutions, announced today that it has been selected by the U.S. Department of Education (Department) as the winner of the Common Services for Borrowers (CSB) contract. The CSB contract, signed today, includes comprehensive loan servicing, loan consolidation, and portfolio management services.

The new, 5-year base contract will integrate a number of currently separate services, which will allow the Department to increase service quality while saving overall program costs. The contract is estimated at more than $1 billion dollars in revenue to ACS over the five-year base period. The contract also includes provisions for up to five, one-year extensions, which would increase the potential revenue to $2 billion. The new contract is effective January 1, 2004. ACS reaffirms full-year, fiscal 2004 financial guidance.

Since 1993, ACS has provided complete business process management services including systems development, integration, management, operations, and customer service to the Department of Education’s direct loan program. Under this procurement, the Department will modernize the servicing system and shift the contract to a performance-based arrangement. ACS will provide comprehensive servicing, consolidation, and portfolio management for more than $95 billion in loans to more than nine million student aid borrowers.

In higher education, ACS is a recognized leader in business process outsourcing for colleges and universities, student-aid lenders, and the Department of Education. In response to the Department’s requirements and strategic objectives, ACS recruited and assembled a group of subcontractors for its winning team. The team includes key partnerships with EDS, Pearson Government Solutions, Raytheon Corporation, and more than 30 small business and minority-owned enterprises.

“The ACS team is excited that the Department of Education has decided to continue our long-standing relationship of delivering excellent service to the Department and the nine million student borrowers,” said Jeff Rich, Chief Executive Officer of ACS. “This contract means a great deal to ACS and our partners and we are thrilled to continue to serve the Department for years to come.”

ACS, a Fortune 500 company with more than 40,000 people supporting client operations in nearly 100 countries, provides business process and information technology outsourcing solutions to world-class commercial and government clients. The company’s Class A common stock trades on the New York Stock Exchange under the symbol “ACS.” ACS makes technology work. Visit ACS on the Internet at www.acs-inc.com.

The statements in this news release that do not directly relate to historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to numerous risks and uncertainties, many of which are outside the Company’s control. As such, no assurance can be given that the actual events and results will not be materially different than the anticipated results described in the forward-looking statements. Factors could cause actual results to differ materially from such forward-looking statements. For a description of these factors, see the Company’s prior filings with the Securities and Exchange Commission, including the most recent Form 10-K. ACS disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future event, or otherwise.